PLEASE NOTE: TEXT OF THIS DOCUMENT IN ENGLISH LANGUAGE IS A TRANSLATION PREPARED FOR INFORMATION PURPOSES ONLY. THE TRANSLATION MAY CONTAIN DISCREPANCIES AND OMISSIONS AND DOES NOT REPLACE THE RUSSIAN TEXT OF THE DOCUMENT. IN ANY AND ALL CASES THE TEXT OF THIS DOCUMENT IN RUSSIAN LANGUAGE SHALL PREVAIL.
This rights offering is made for the securities of a foreign company. The offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
Number of shares held by the shareholder as at 28.06.2010

Notice
of Possible Exercise of Pre-emptive Right to Acquire
Additional Shares of Federal Grid Company of Unified Energy System Joint Stock Company
(hereinafter the “Notice”)
     “Federal Grid Company of Unified Energy System”, JOINT-STOCK COMPANY (hereinafter the “Issuer”, the “Company” or “FGC UES”, JSC”), place of business of the Company: Ul. Akademika Chelomeya, 5A, Moscow, Russian Federation, 117630, hereby informs its shareholders that on                     , 2010 an additional issue and prospectus for ordinary registered uncertificated shares offered by open subscription was registered with the FSFM of Russia.
     The state registration number of the additional issue of ordinary registered uncertificated shares (the “Shares”) is 1-01-65018-D-102D; the number of additionally issued shares is 28,288,776,589 (twenty-eight billion two hundred eighty-eight million seven hundred seventy-six thousand five hundred eighty-nine); par value of each share is RUB 0.50 (fifty one-hundredths of a ruble).
     Pursuant to Arts. 40 and 41 of Federal Law No. 208-FZ “On Joint-Stock Companies” all Company shareholders have a pre-emptive right to acquire the additional shares offered by open subscription in an amount proportional to the number of ordinary shares that they hold in “FGC UES”, JSC.
     The list of persons with a pre-emptive right to acquire the additionally issued shares has been compiled on the basis of the Issuer’s shareholder register as of the date of the adoption by the Board of Directors of “FGC UES”, JSC of the resolution serving as the basis for the additional share issue, being June 28, 2010.
     1. Offering price of additional shares:
     The offering price of the additional shares for persons with a pre-emptive right to acquire the additionally issued shares is 0.50 (fifty) kopecks as determined by the Board of Directors of the Issuer (Minutes No. 108 dated July 1, 2010).
     2. Procedure for submission to the Company of applications from persons having the pre-emptive right to purchase additional shares:
     Shares are offered to persons with a pre-emptive right to acquire the shares on the basis of a written application to purchase shares tendered by such person (the “Application”), to which a document confirming payment for the shares should be attached.
     The Application must contain the following details:
•	the heading “Application for the Purchase of Shares of “Federal Grid Company of Unified Energy System”, JOINT-STOCK COMPANY as a Pre-emptive Right”;

•	name in full/full company name of the person or entity with a pre-emptive right to acquire the shares;

•	taxpayer identification number of the person/entity having the pre-emptive right to purchase the shares (if available);

•	residential address/business address of the person or entity with a pre-emptive right to acquire the shares;

•	for natural persons: personal details (date and place of birth; Passport number, date of issue and name of issuing authority);

•	for legal entities: details of registration of legal entity (for Russian legal entities: details of state registration of legal entity / record or entry in the Unified State Register of Legal Entities (date, registering authority, certificate number));

•	number of shares to be purchased;

•	number of the securities account in the register of holders of registered securities of the Issuer for transfer thereto of the purchased shares. If the shares are to be transferred to the account of a nominee holder in the register of holders of registered securities of the Issuer — the full company name of the depository, details of the state registration of such depository (main state registration number, name of the state registration authority, date of state registration and date of the entry to the Unified State Register of Legal Entities in respect of the depository), number of the depo account of the potential buyer of the shares, number and date of the depository agreement entered into between the depository and the potential buyer of the shares (in respect of the shares);

•	bank details of the potential buyer of the shares for purposes of any possible cash refunds;

•	contact information (mailing address and fax number including city code) for purposes of the notification of the shareholder of the results of its Application;

•	reference to the document attached to the Application confirming payment for the shares by the person with the pre-emptive right to purchase the shares.
     The recommended form of the Application must be published by the Issuer on its website: www.fsk-ees.ru not later than the mailing/delivery date or publication date of the notice of possible exercise of pre-emptive right.
     The Application must be signed by the person with a pre-emptive right to acquire the shares (or an authorized representative with an original or notarized duly issued power of attorney or other document confirming the authority of the representative attached thereto) and, for legal entities, must contain the company seal (if applicable).
     The person exercising the pre-emptive right to acquire the shares shall be liable for the accuracy of the information contained in the Application and that it is the same as the information contained in the Issuer’s shareholder register.
     The Application must be received by the Issuer prior to the expiration date of the pre-emptive right, being December 20, 2010.
     The Application is to be delivered to the Issuer by the person with the pre-emptive right to acquire the shares or his authorized representative with an original or notarized duly issued power of attorney or other document confirming the authority of the representative attached thereto, or forwarded to the Issuer by mail.
     Applications will be accepted every weekday from 10:00 AM to 6:00 PM (Moscow time) during the validity period of the pre-emptive right at the following address: Joint Stock Company “Moscow Central Depository”, Ul. B. Pochtovaya, 34, str. 8, Moscow, 105082.
     In the event that:
•	the Application does not fulfill the requirements set forth under Russian law, Paragraph 8.5 of the Resolution on the Additional Issue of Securities and Paragraph 9.3 of the Securities Prospectus;

•	it is not possible to tell from the Application that the person in whose name the Application has been tendered is a person with a pre-emptive right to acquire the shares;

•	an Application signed by the representative of a person with a pre-emptive right to acquire the shares does not have an original or notarized duly issued power of attorney or other document confirming the authority of the representative attached thereto;

•	a document confirming payment for the shares by the person with a pre-emptive right to acquire the shares is not appended to the Application;

•	the Application is received by the Issuer after the expiration of the validity period of the pre-emptive rights.
     The Issuer shall not later than 5 (five) days after receipt of the Application forward to the applicant to the mailing address shown in the Application or by fax notification that he is unable to exercise his pre-emptive right to acquire the shares on the terms set forth in the Application, indicating the reason why such applicant may not exercise his pre-emptive right to acquire the shares.
     Such notification must state that the Application may be tendered a second time prior to expiration of the deadline for the exercise of the pre-emptive right. If the Application for the acquisition of shares by way of a pre-emptive right is not accepted by the Issuer, the Issuer must refund the cash paid in payment for the shares by wire transfer to the account specified in the Application not later than 60 (sixty) days from the expiration period of the pre-emptive right.
     If the Application is accepted, the Issuer must send the registrar of the Issuer a transfer instruction to transfer the shares to the securities account of such person/nominee holder recording the rights of such person to the shares of the Issuer not later than 2 (two) days from the expiration of the pre-emptive right.
     Not later than 3 (three) days after receipt of the transfer instruction the registrar must transfer the additionally issued securities from the Issuer’s issuer account in the amount specified in the transfer instruction to the securities account of the Applicant or nominee holder specified by the Applicant in the Application.
     The agreement used as the basis for offering the shares to the person exercising his pre-emptive right to the acquisition thereof is deemed executed upon receipt by the Issuer of the Application for the purchase of additional shares with a document confirming payment for the shares appended. At the request of the potential buyer of the purchase shares, a share purchase agreement may be executed in writing at the following address: Ul. Akademika Chelomeya, 5A, Moscow.
     The shares acquired as a result of the exercise by shareholders of the pre-emptive right to acquire the shares of this issue may only be transferred to the securities accounts in the register of holders of securities after they are fully paid, but not later than the date of completion of the offering.
     3. Deadline for submission of Applications to the Company:
     The Application must be received by the Issuer prior to the expiration date of the pre-emptive right, being December 20, 2010.
     4. Procedure for determining the number of shares that each person with a pre-emptive right to acquire such shares is entitled to acquire:
     The maximum number of shares that may be purchased by any person exercising his pre-emptive right to acquire the shares is proportional to the number of ordinary shares of the Issuer that such person holds as of June 28, 2010 (the date of the adoption by the Board of Directors of “FGC UES”, JSC of the resolution serving as the basis for the additional share issue) and shall be determined using the following formula:
K=S*(28,288,776,589/1,233,561,333,552), where

K = the maximum number of shares of this additional issue that may be purchased by any person with a pre-emptive right to acquire the shares;

S = the number of ordinary shares of the Issuer held by a person with a pre-emptive right to acquire the shares as of June 28, 2010;

28,288,776,589 = the number of offered shares;

1,233,561,333,552 = the number of outstanding ordinary shares as of June 28, 2010.
     In the event that the number of purchase shares included in the Application of a shareholder with a pre-emptive right to purchase the offered shares is less than the number of shares paid for in accordance with the document confirming payment for the shares, the Issuer shall accept the Application for the number of shares indicated in the Application. However, the Issuer must refund the amount by which the payment exceeds the value of the shares specified in the Application in cash funds in Russian rubles not later than 60 (sixty) days after the expiration date of the pre-emptive right.
     In the event that the number of purchase shares included in the Application of a shareholder with a pre-emptive right to purchase the offered shares is greater than the number of shares paid for in accordance with the document confirming payment for the shares, it shall be deemed that such person has exercised his pre-emptive right to acquire shares in an amount corresponding to the number of shares that have been paid for.
     In the event that the number of shares specified in the Application exceeds the number of shares that the Applicant is entitled to acquire, all other things being equal, the Application will be accepted for the maximum possible number of whole shares for such person in accordance with the calculation procedure set forth above. However, the Issuer must refund the amount by which the payment exceeds the value of the maximum possible number of whole shares that the person exercising his pre-emptive right is entitled to acquire in cash funds in Russian rubles not later than 60 (sixty) days after the expiration date of the pre-emptive right.
     5. Procedure and terms of payment for shares by persons exercising pre-emptive rights:
     The shares may be paid for by a potential buyer in cash funds by wire transfer in the currency of the Russian Federation.
     Payment deadline: cash payment for shares offered under the pre-emptive right to acquire the shares must be made together with submission of the Application for the purchase of the offered shares.
     Non-cash payment: settlement by remittance order or bank transfer.
     Beneficiary’s details for transfer of cash funds:
     Name of beneficiary: “FGC UES”, JSC, INN: 4716016979, KPP: 997450001, Beneficiary account No. 40702810138120116293
     Name of beneficiary’s bank:
     Full name of lending institution: Savings Bank of the Russian Federation, Lefortovo Branch No. 6901 of Sberbank Russia, Moscow
     Short name: Sberbank, Lefortovo Branch No. 6901, Moscow
     Address: Shosse Entuziastov, 14, Moscow,
     BIC 044525225, Beneficiary’s bank Corr. account No. 30101810400000000225
     The texts of the Resolution on the Additional Issues of Securities and the Securities Prospectus are publicly available on the website of “FGC UES’, JSC at: http://www.fsk-ees.ru.
     They may be viewed and copies may be obtained for a charge not exceeding photocopying costs within 7 (seven) days of the relevant request at the following address: Ul. Akademika Chelomeya, 5A, Moscow.
     In exercising their pre-emptive rights shareholders of “FGC UES”, JSC who register on the website of Joint Stock Company “Moscow Central Depository” at: http://www.mcd.ru with the “Shareholder’s Assistant” can take advantage of the purchase shares calculator; download application forms and a share payment receipt or complete the application in electronic form, and receive feedback on their application and make any necessary adjustments to their saved application.
     Shareholders of “FGC UES’, JSC that have questions regarding the procedure for the exercise of their pre-emptive right to acquire shares are welcome to make enquiries with the Corporate Governance Department of “FGC UES”, JSC located at: Ul. Akademika Chelomeya, 5A, Moscow, telephone 8-800-200-18-81.

Director for Corporate
Governance of “FGC UES”, JSC		V.V. Furgalsky
(pursuant to Power of Attorney No. 318-10 dated 26.05.2010)

, 2010	[Company Seal]